Pricing Supplement No. 007 dated                Filed pursuant to Rule 424(b)(2)
October 12, 2004. (To Prospectus dated                       File No. 333-112244
September 7, 2004 and Prospectus
Supplement dated September 7, 2004)
This Pricing Supplement consists of
2 pages.


                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                           FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2004-007

                    5.40% CALLABLE NOTES DUE OCTOBER 15, 2019



The description in this pricing supplement of the particular terms of the 5.40% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:          $2,959,000.00             Interest Rate:                   5.40%

Price to Public:           100%                      Issuance Date:                   October 15, 2004

Net Proceeds to Trust:     $2,899,820.00             Stated Maturity Date:            October 15, 2019

Agent's Discount:          2.00%                     Initial Interest Payment Date:   April 15, 2005

CUSIP Number:     41659FAF1                          Interest Payment Frequency:      Semi-annually

Day Count Convention:  30/360                        Regular Record Dates:            15 days prior to an Interest Payment Date.

Optional Redemption:  Yes [X]     No [ ]             The Survivor's Option [X] is [ ] is not available
   Optional Redemption Date:  October 15, 2007 and         Annual Put Limitation:  $1 million or 1%
   each Interest Payment Date thereafter.            Individual Put Limitation:  $250,000
                                                           Trust Put Limitation:  N/A

   Initial Redemption Percentage:  100%              Annual Percentage Reduction:  N/A
   Redemption may be:  [X] In whole only.            Authorized Denominations:  $1,000 integral amounts.
                       [ ] In whole or in part.

Securities Exchange Listing:  None.

Special Tax Considerations:  None.                   Other Provisions Relating to the Notes:  None.


Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:  Hartford Life Insurance Company

Funding Agreement:           FA-404007               Interest Rate:                  5.40%

Contract Payment:            $2,959,015.00           Effective Date:                 October 15, 2004

Deposit Amount :             $2,899,835.00           Stated Maturity Date:           October 15, 2019
(if different from Contract Payment)

Day Count Convention:        30/360                  Initial Interest Payment Date:  April 15, 2005

Special Tax Considerations:  None.                   Interest Payment Frequency:     Semi-annually

Optional Redemption:  Yes [X]     No [ ]             Survivor Option:  Under the Funding Agreement, Hartford Life
Optional Redemption Date:    October 15, 2007 and          Insurance Company [X] is [ ] is not required
each Interest Payment Date thereafter.                     to provide the Trust with amounts it needs to
                                                           honor valid exercises of the Survivor's Option.

Initial Redemption Percentage:  100%                 Annual Percentage Reduction:  N/A
Redemption may be:  [X] In whole only.               Other Provisions Relating to the Funding Agreement:  None.
                    [ ] In whole or in part.


Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Jonathan Mercier, Counsel.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of October 15, 2004, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

               Standard & Poor's: AA-                Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.